                                                                   EXHIBIT 10.13


                            BUSINESS LOAN AGREEMENT


     This Agreement dated as of July 14, 1997 is between Bank of America National Trust and Savings Association (the "Bank") and Prolong Super Lubricants, Inc. (the "Borrower").

     1.   LINE OF CREDIT AMOUNT AND TERMS.

          1.1  Line of Credit Amount.
               ---------------------

               (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Four Million Dollars ($4,000,000).

               (b) This is a revolving line of credit providing for cash advances. During the availability period, the Borrower may repay principal amounts and reborrow them.

               (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit to exceed the Commitment.

          1.2  Availability Period.  The line of credit is available between the
               -------------------
date of this Agreement and July 31, 1999 (the "Expiration Date") unless the Borrower is in default.

          1.3  Interest Rate.
               -------------

               (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

               (b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

          1.4  Repayment Terms.
               ----------------

               (a) The Borrower will pay interest on July 31, 1997, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.


               (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

               (c) Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

          1.5  Optional Interest Rates.  Instead of the interest rate based on
               -----------------------
the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a Apportions The following optional interest rate is available:

               (a) the LIBOR Rate plus two and one quarter (2.25) percentage points during the availability period.

          1.6  LIBOR Rate.  The election of LIBOR Rates shall be subject to the
               ----------
following terms and requirements:

               (a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a LABOR Banking
Days). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London interbank market.

               (b) Each LIBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

               (c) The LABOR Rate means the interest rate determined by the following formula, rounded upward to the nearest 1/100 percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                  LIBOR Rate = London Inter-Bank Offered Rate
                               ------------------------------
                                 (1.00 - Reserve Percentage)
Where,
                    (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A London Banking Day. is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.


                    (ii) "Reserve Percentage" means the total of the maximum
                         reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocunency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.


          (d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

          (e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

          (f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

          (g) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled
payment date for such amount as required by this Agreement.   The prepayment fee
shall be equal to the amount (if any) by which:

                    (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                    (ii) the interest which would have been recoverable by the
                         Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

          (h) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                    (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London interbank market; or

                    (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

     2.  FEES AND EXPENSES.

          2.1  Unused Commitment Fee.  The Borrower agrees to pay a fee on any
               ---------------------
difference between the Commitment and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at .25% per year. This fee is due on September 30, 1997, and quarterly thereafter until July 31, 1999.

          2.2  Reimbursement Costs.
               --------------------

               (a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

               (b) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require.

     3. PERSONAL PROPERTY COLLATERAL. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing).. All personal property collateral securing any other present or Future obligations of the Borrower to the Bank shall also secure this Agreement.

               (a)  Machinery and equipment.

               (b)  Inventory.

               (c)  Receivables.


     4.  DISBURSEMENTS, PAYMENTS AND COSTS.

          4.1  Telephone and Telefax Authorization.
               ------------------------------------

               (a) The Bank may honor telephone or telefax instructors for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

               (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number #07604-16528, or such other of the
                                             ------------
Borrower's accounts with the Bank as designated in writing by the Borrower.

               (c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

          4.2  Direct Debit.  (Pre-Billing).  The Borrower agrees that the Bank
               ------------
will debit the Borrower's deposit account number #07604-16528, or such other of the Borrower's accounts with the

Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that are expected to be due on that Due Date, based on current information (the "Billed Amounts"). The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be added or subtracted from the amount due on the next due date. Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

          4.3  Banking Days.  Unless otherwise provided in this Agreement, a
               ------------
banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

          4.4  Additional Costs.  The Borrower will pay the Bank, on demand, for
               ----------------
the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following: (a) any reserve or deposit requirements; and (b) any capital requirements relating to the Bank's assets and commitments for credit.

          4.5  Interest Calculation.  Except as otherwise stated in this
               --------------------
Agreement, all interest and fees, H any, will be Computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a Monday year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

          4.6  Default Rate.  Upon the occurrence and during the continuation of
               ------------
any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is three (3.00) percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

          4.7  Interest Compounding.  At the Bank's sole option in each
               --------------------
instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank's Reference Rate plus three (3.00) percentage points. This may result in compounding of interest.

     5. CONDITIONS. The Bank must receive any documents and other items it may reasonably require, including but not limited to the following items' in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement.

          5.1  Authorizations.  Evidence that the execution, delivery and
               --------------
performance by the Borrower and each guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

          5.2  Governing Documents.  A copy of the Borrower's articles of
               -------------------
incorporation.

          5.3  Security Agreements.  Signed original security agreements,
               -------------------
assignments, financing statements and fixture flings (together with collateral in which the Bank requires a possessory security interest), and deeds of trust which the Bank requires.

          5.4  Evidence of Priority.  Evidence that security interests and liens
               --------------------
in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

          5.5  Guaranty.  A guaranty signed by Prolong International Corporation
               --------
in the amount of Four Million Dollars ($4,000,000).

     6. REPRESENTATIONS AND WARRANTIES. When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

          6.1  Organization of Borrower.  The Borrower is a corporation duly
               ------------------------
formed and existing under the laws of the state where organized.

          6.2  Authorization.  This Agreement has been duly authorized and is
               -------------
enforceable without conflict with any laws or any other obligation of the Borrower.

          6.3  Good Standing.  In each state in which the Borrower does
               -------------
business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

          6.4  Lawsuits.  There is no lawsuit, tax claim or other dispute
               --------
pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

          6.5  Permits, Franchises.  The Borrower possesses all permits,
               -------------------
memberships, franchises, contracts and licenses required and all trademark rights, brace name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

          6.6  Location of Borrower.  The Borrower's place of business (or, if
               --------------------
the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

     7. COVENANTS. The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

          7.1  Use of Proceeds.  To use the proceeds of the credit only for
               ---------------
working capital purposes.

     7.2  Financial Information.  To provide the following financial
          ---------------------
information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

          (a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a certified public accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated and consolidating basis.

          (b) Within 45 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

          (c) Upon the Bank's request, statements showing an aging of the Borrower's receivables.

          (d) Upon the Bank's request, a statement showing an aging of accounts payable.

          (e) Upon the Bank's request, an inventory listing, which shall include a description of the inventory, its location and cost, and such other information as the Bank may require.

          (f) Borrower's annual projections for the forthcoming fiscal year by March 31st of each year.

     7.3  Financial Covenants.  To maintain the following financial
          -------------------
covenants on a consolidated basis:

          (a) Quick Ratio.  A ratio of quick assets to current liabilities
              -----------
of at least 1.50:1.0.


              "Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments. "Current liabilities" shall include (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above.

          (b) Tangible Net Worth.  Tangible net worth equal to at least the
              ------------------
amounts indicated for each period specified below:

                     Period                          Amount
                     ------                          ------
                     For the quarter ending
                     September 30, 1997 through
                     December 30, 1997               $7,250,000

                          For the quarter ending
                          December 31, 1997 and
                          thereafter                      $8,000,000

               "Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from affiliates, officers, directors, employees, or shareholders, of the Borrower) plus subordinated debt less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

           (c) Total Liabilities to Tangible Net Worth Ratio.  A ratio of total
               ---------------------------------------------
liabilities not subordinated to tangible net worth not exceeding 1:00:1.0.

               "Total liabilities not subordinated". means the sum of current liabilities plus long term liabilities, excluding subordinated debt.

           (d) Profitability.  A positive net income after taxes, interest and
               -------------
extraordinary items for each annual accounting period.

           (e) Limitation on Losses.  Not to incur a net loss after taxes,
               --------------------
interest and extraordinary items in any two consecutive quarterly accounting periods.

      7.4  Other Debts.  Not to have outstanding or incur any direct or
           -----------
contingent Me Bank), or become liable for the liabilities of others without the Bank's written consent. This does not prohibit:

           (a) Acquiring goods, supplies, or merchandise on normal trade credit.

           (b) Endorsing negotiable instruments received in the usual course of business.

           (c) Obtaining surety bonds in the usual course of business.

           (d) Liabilities and lines of credit in existence on the date of this Agreement disclosed in writing to the Bank.

           (e) Additional debts which do not exceed a total principal amount of Three Hundred Thousand Dollars ($300,000) outstanding at any one time.

       7.5  Other Liens.  Not to create, assume, or allow any security
            -----------
interest or lien (including judicial liens) on property the Borrower now or later owns, except:

            (a) Deeds of trust and security agreements in favor of the Bank.

               (b)  Liens for taxes not yet due.

               (c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

               (d) Additional purchase money security interests in personal property acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed Three Hundred Thousand Dollars ($300,000) at any one time.

          7.6  Capital Expenditures.  Not to spend or incur obligations
               --------------------
(including the total amount of any capital leases) for more than Three Hundred Thousand Dollars ($300,000) in any single fiscal year to acquire fixed or capital assets.

          7.7  Notices to Bank.  To promptly notify the Bank in writing of:
               ---------------

               (a) any lawsuit over One Hundred Thousand Dollars (S100,000) against the Borrower or any guarantor (or any trustor).

               (b) any substantial dispute between the Borrower or any guarantor (or any trustor) and any government authority.

               (c) any failure to comply with this Agreement.

               (d) any material adverse change in the Borrower's or any guarantor's (or any trustor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

               (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

          7.8  Audits.  To allow the Bank and its agents to inspect the
               ------
Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records. The Bank has no duty to inspect the Borrower's properties or to examine, audit, appraise or copy books and records and the Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that the Bank inspects the Borrower's properties or examines, audits, appraises or copies books and records, the Bank will be acting solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. Neither the Borrower nor any other party is entitled to rely on any inspection or other inquiry by the Bank. The Bank owes no duty of care to protect the Borrower or any other party against, or to inform the Borrower or any other party of, any adverse condition that may be observed as affecting the Borrower's properties or premises, or the Borrower's business. The Bank may in its discretion disclose to the Borrower or any other party any findings made as a result of, or in connection with, any inspection of the Borrower's properties.

          7.9  Compliance win Laws.  To comply with the laws (including any
               -------------------
fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

          7.10  Perfection of Liens.  To help the Bank perfect and protect Its
                -------------------
security Interests for related costs it incurs to protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens

          7.11  Insurance.
                ---------

                (a) To maintain an risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be acceptable to the Bank and include a lender's loss payable endorsement in favor of the Bank.

                (b) To maintain insurance as is usual for the Borrower's business.

                (c) Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

          7.12  Additional Negative Covenants.  Not to, without the Banks
                -----------------------------
written consent:


                (a) engage in any business activities substantially different from the Borrower's present business;

                (b) liquidate or dissolve the Borrower's business;

                (c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company;

                (d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

                (e) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Borrower's business or the Borrower's assets;

                (f) enter into any sale and leaseback agreement covering any of its fixed or capital assets.

                (g) acquire or purchase a business or its assets;

                (h) voluntarily suspend its business for more than one day (except for weekends and state or federal holidays).

     8. HAZARDOUS WASTE INDEMNIFICATION. The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law

(whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

     9. DEFAULT. If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.. If a bankruptcy petition is filed with respect to the Borrower, the entire debt outstanding under this Agreement will automatically become due immediately.

          9.1  Failure to Pay.  The Borrower fails to make a payment under this
               --------------
Agreement when due.

          9.2  Lien Priority.  The Bank fails to have an enforceable first lien
               -------------
(except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

          9.3  False Information.  The Borrower or any guarantor (or any
               -----------------
trustor) has given the Bank false or misleading information or representations.

          9.4  Bankruptcy and Receivers.  The Borrower or any guarantor (or any
               ------------------------
trustor) or any general partner of the Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any guarantor (or any trustor) or any general partner of the Borrower or the Borrower or any guarantor (or any trustor) or any general partner of the Borrower makes a general assignment for the benefit of creditors; or a receiver or similar official is appointed for the Borrower's or any guarantor's (or any trustors) business, or the business is terminated or any guarantor is liquidated or dissolved.

          9.5  Lawsuits.  Any lawsuit or lawsuits are filed on behalf of one or
               --------
more trade creditors against the Borrower or any guarantor (or any trustor) in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more in excess of any insurance coverage.

          9.6  Judgments.  Any judgments or arbitration awards are entered
               ---------
against the Borrower or any guarantor (or any trustor), or the Borrower or any guarantor (or any trustor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more in excess of any insurance coverage.

          9.7  Government Action.  Any government authority takes action that
               -----------------
the Bank believes materially adversely affects the Borrower's or any guarantor's (or any trustor's) financial condition or ability to repay.

          9.8  Material Adverse Change.  A material adverse change occurs in the
               -----------------------
Borrower's or any guarantor's (or any trustor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

          9.9  Cross-default.  Any default occurs under any agreement in
               -------------
connection with any credit the Borrower or any guarantor (or any trustor) or any of the Borrower's related entices or affiliates has obtained from anyone else or which the Borrower or any guarantor (or any trustor) or any of the Borrower's related entices or affiliates has guaranteed.

          9.10  Default Under Related Documents.  Any guaranty, security
                -------------------------------
agreement or other document required by this Agreement is violated or no longer in effect.

          9.11  Other Bank Agreements.  The Borrower or any guarantor (or any
                ---------------------
trustor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower or any guarantor (or any trustor) has with the Bank or any affiliate of the Bank.

          9.12  Other Breach Under Agreement.  The Borrower fails to meet the
                ----------------------------
conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

     10.  ENFORCING THIS AGREEMENT; MISCELLANEOUS.

          10.1  GAAP.  Except as otherwise stated in this Agreement, all
                ----
financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

          10.2  California Law.  This Agreement is governed by California law.
                --------------

          10.3  Successors and Assigns.  This Agreement is binding on the
                ----------------------
Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent.

          10.4  Arbitration.
                ------------

          (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

                    (i) This Agreement including any renewals, extensions or modifications of this Agreement);

                    (ii) Any document, agreement or procedure related to or
                         delivered in connection with this Agreement;

                    (iii)  Any violation of this Agreement; or

                    (iv) Any claims for damages resulting from any business
                         conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (tort).

          (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

          (c) Arbitration proceedings will be administered by the American Arbitration Association rules of arbitration.

          (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators well have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

          (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators we have the authority to resolve any such dispute.

          (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

          (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

               (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

               (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

               (iii) The referee (or the presiding referee of the panel)
                     will be an active attorney or a refired judge; and

               (iv) The award that results from the decision of the referee (or the panes will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

          (h) This provision does not limit the right of the Borrower or the Bank to:
                    (i)   exercise self-help remedies such as setoff;

                    (ii) foreclose against or sell any real or personal property collateral; or

                    (iii) act in a court of law, before, during or after the
                          arbitration proceeding to obtain:

                         (A)  an interim remedy; and/or

                         (B)  additional or supplementary remedies.

          (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

          (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

    10.5  Severability; Waivers.  If any part of this Agreement is not
          ---------------------
enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

    10.6  Attorneys' Fees.  The Borrower shall reimburse the Bank for any
          ---------------
reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or
enforcement of any rights of the Bank in such a case.   As used in this
paragraph "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

    10.7  One Agreement.  This Agreement and any related security or other
          -------------
agreements required by this Agreement, collectively:

          (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

          (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

          (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

          10.8  Indemnification.  The Borrower will indemnify and hold the Bank
                ---------------
harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of

               (a) this Agreement or any document required hereunder,

               (b) any credit extended or committed by the Bank to the Borrower hereunder, and

               (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit.

This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

This Agreement is executed as of the date stated at the top of the first page.


Bank of America National Trust and Savings
Association                                           Prolong Super Lubricants, Inc.


By  /s/ David M. Surch                                 /s/ Elton Alderman
------------------------------------------             -------------------------------------------------
Name:  David M. Surch                                  Name:  Elton Alderman
Title:  Vice President                                 Title:  President


                                                       By /s/ Thomas C. Billstein
                                                       -------------------------------------------------
                                                       Name:  Thomas C. Billstein
                                                       Title:  Secretary

Address where notices to Bank are to be sent:          Address where notices to Borrower are to be sent:

300 S. Harbor Boulevard                                1210 N. Barsten Way
Anaheim, California  92805                             Anaheim, California  92806

                               Security Agreement
                     (Receivables, Inventory and Equipment)


1. THE SECURITY. The undersigned Prolong Super Lubricants, Inc. ("Borrower") hereby assigns and grants to Bank of America National Trust and Savings Association ("Bank") a security interest in the following described property ("Collateral"):

     A.   All of the following, whether now owned or hereafter acquired by
          Borrower: accounts, contract rights, chattel paper, instruments and deposit accounts.

     B.   All inventory now owned or hereafter acquired by Borrower.

     C. All machinery, furniture, futures and other equipment of every type now owned or hereafter acquired by Borrower (including, but not limited to, the equipment described in the attached Equipment Description, if any).

     D. All negotiable and nonnegotiable documents of title now owned or hereafter acquired by Borrower covering any of the above-described property.

     E. All rights under contracts of insurance now owned or hereafter acquired by Borrower covering any of the above-described property.

     F. All proceeds, product, rents and profits now owned or hereafter acquired by Borrower of any of the above-described property.

     G. All books and records now owned or hereafter acquired by Borrower pertaining to any of the above-described property, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory ("Books and Records").

2. THE INDEBTEDNESS. The Collateral secures and will secure all Indebtedness of Borrower to Bank. For the purposes of this Agreement, "Indebtedness" means all loans and advances made by Bank to Borrower and all other obligations and liabilities of Borrower to Bank, whether now existing or hereafter incurred or created, whether voluntary or involuntary, whether due or not due, whether absolute or contingent, or whether incurred directly or acquired by Bank by assignment or otherwise. Unless Borrower shall have otherwise agreed in writing, Indebtedness, for the purposes of this Agreement, shall not include "consumer credit" subject to the disclosure requirements of the Federal Truth in Lending Act or any regulations promulgated thereunder.

3. BORROWER'S COVENANTS. Borrower covenants and warrants that unless compliance is waived by Bank in writing:

     A. Borrower will properly preserve the Collateral; defend the Collateral against any adverse claims and demands; and keep accurate Books and Records.

     B. Borrower has notified Bank in writing of, and will notify Bank in writing prior to any change in, the locations of (i) Borrower's place of business or Borrower's chief executive office if Borrower has more than one place of business, and (ii) any Collateral, including the Books and Records.

     C. Borrower will notify Bank in writing prior to any change in Borrower's name, identity or business structure.

     D. Borrower will maintain and keep in force insurance covering Collateral designated by Bank against fire and extended coverages. Such insurance shall require losses to be paid on a replacement cost basis, be issued by insurance companies acceptable to Bank and include a loss payable endorsement in favor of Bank in a form acceptable to Bank.

     E. Borrower has not granted and will not grant any security interest in any of the Collateral except to Bank, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature except the security interest of Bank.

     F. Borrower will not sell, lease, agree to sell or lease, or otherwise dispose of, or remove from Borrower's place of business (i) any inventory except in the ordinary course of business as heretofore conducted by Borrower, or (ii) any other Collateral except with the prior written consent of Bank.

     G. Borrower will promptly notify Bank in writing of any event which affects the value of the Collateral, the ability of Borrower or Bank to dispose of the Collateral, or the rights and remedies of Bank in relation thereto, including, but not limited to, the levy of any legal process against any Collateral and the adoption of any marketing order, arrangement or procedure affecting the Collateral, whether governmental or otherwise.

     H. If any Collateral is or becomes the subject of any registration certificate or negotiable document of title, including any warehouse receipt or bill of lading, Borrower shall immediately deliver such document to Bank.

     I. Borrower will not attach any Collateral to any real property or fixture in a manner which might cause such Collateral to become a part thereof unless Borrower first obtains the written consent of any owner, holder of any lien on the real property or fixture, or other person having an interest in such property to the removal by Bank of the Collateral from such real property or fixture. Such written consent shall be in form and substance acceptable to Bank and shall provide that Bank has no liability to such owner, holder of any lien, or any other person.

     J. Until Bank exercises its rights to make collection, Borrower will diligently collect all Collateral.

4. ADDITIONAL OPTIONAL REQUIREMENTS. Borrower agrees that Bank may at its option at any time, whether or not) Borrower is in default:

     A. Require Borrower to segregate all collections and proceeds of the Collateral so that they are capable of identification and deliver daily such collections and proceeds to Bank in kind.

     B. Require Borrower to deliver to Bank (i) copies of or extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral.

     C. Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located.

     D.   Require Borrower to deliver to Bank any instruments or chattel paper.

     E. Require Borrower to obtain Bank's prior written consent to any sale, lease, agreement to sell or lease, or other disposition of any inventory.

     F. Notify any account debtors, any buyers of the Collateral, or any other persons of Bank's interest in the Collateral.

     G. Require Borrower to direct all account debtors to forward all payments and proceeds of the Collateral to a post office box under Bank's exclusive control.

     H. Demand and collect any payments and proceeds of the Collateral. In connection therewith Borrower irrevocably authorizes Bank to endorse or sign Borrower's name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to Borrower and remove therefrom any payments and proceeds of the Collateral.

5.   DEFAULTS.  Any one or more of the following shall be a default hereunder:

     A.   Borrower fails to pay any Indebtedness when due.

     B. Borrower breaches any term, provision, warranty or representation under this Agreement, or under any other obligation of Borrower to Bank.

     C. Any custodian, receiver or trustee is appointed to take possession, custody or control of all or a substantial portion of the property of Borrower or of any guarantor of any Indebtedness.

     D. Borrower or any guarantor of any Indebtedness becomes insolvent, or is generally not paying or admits in writing its inability to pay its debts as they become due, fails in business, makes a general assignment for the benefit of creditors, dies or commences any case, proceeding or other action under any bankruptcy or other law for the relief of, or relating to, debtors.

     E. Any case, proceeding or other action is commenced against Borrower or any guarantor of any Indebtedness under any bankruptcy or other law for the relief of, or relating to, debtors.

     F. Any involuntary lien of any kind or character attaches to any Collateral.

     G. Any financial statements, certificates, schedules or other information now or hereafter furnished by Borrower to Bank proves false or incorrect in any material respect.

6. BANK'S REMEDIES AFTER DEFAULT. In the event of any default Bank may do any one or more of the following:

     A. Declare any Indebtedness immediately due and payable, without notice or demand.

     B. Enforce the security interest given hereunder pursuant to the Uniform Commercial Code and any other applicable law.

     C. Enforce the security interest of Bank in any deposit account of Borrower maintained with Bank by applying such account to the Indebtedness.

     D. Require Borrower to assemble the Collateral, including the Books and Records, and make them available to Bank at a place designated by Bank.

     E. Enter upon the property where any Collateral, including any Books and Records, are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of Borrower's equipment, if Bank deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.

     F. Grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to Borrower.

     G. Use or transfer any of Borrower's rights and interests in any Intellectual Property now owned or hereafter acquired by Borrower, if Bank deems such use or transfer necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral. Borrower agrees that any such use or transfer shall be without any additional consideration to Borrower.
          As used in this paragraph, "Intellectual Property" includes, but is not limited to, all trade secrets, computer software, service marks, trademarks, trade names, trade styles, copyrights, patents, applications for any of the foregoing, customer lists, working drawings, instructional manuals, and rights in processes for technical manufacturing, packaging and labeling, in which Borrower has any right or interest, whether by ownership, license, contract or otherwise.

     H. Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral.

     I. Take such measures as Bank may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and Borrower hereby irrevocably constitutes and appoints Bank as Borrower's attorney-in-fact to perform all acts and execute all documents in connection therewith.

7.   MISCELLANEOUS.

     A. Any waiver, express or implied, of any provision hereunder and any delay or failure by Bank to enforce any provision shall not preclude Bank from enforcing any such provision thereafter.

     B. Borrower shall, at the request of Bank, execute such other agreements, documents, instruments, or financing statements in connection with this Agreement as Bank may reasonably deem necessary.

     C. All notes, security agreements, subordination agreements and other documents executed by Borrower or furnished to Bank in connection with this Agreement must be in form and substance satisfactory to Bank.

     D. This Agreement shall be governed by and construed according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.

     E. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

     F. All terms not defined herein are used as set forth in the Uniform Commercial Code.

     G. In the event of any action by Bank to enforce this Agreement or to protect the security interest of Bank in the Collateral, or to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, Borrower agrees to pay immediately the costs and expenses thereof, together with reasonable attorney's fees and allocated costs for in-house legal services.

     H. Any Borrower who is married agrees that such Borrower's separate property shall be liable for payment of the Indebtedness if such Borrower is personally liable for the Indebtedness.

Date:  July 14, 1997

Bank of America                             Borrower
National Trust and Savings Association      Prolong Super Lubricants, Inc.



/s/ DAVID M. SURCH                          /s/ ELTON ALDERMAN
-----------------------------------         ------------------------------
By:  David M. Surch, Vice President         By:  Elton Alderman, President



                                            /s/ THOMAS C. BILLSTEIN
                                            -----------------------------------
                                            By:  Thomas C. Billstein, Secretary